Exhibit 10.13 (c)

AVNET, INC.

STANDARD TERMS AND CONDITIONS FOR

NONQUALIFIED STOCK OPTIONS

Grant Date: (Grant Date)

Grantee: (Participant Name)

Nonqualified Stock Options Granted: (Number of Awards Granted)

Purchase Price per Share: (Grant Price)

These Standard Terms and Conditions for Nonqualified Stock Options (“Standard Terms and Conditions”) apply to the grant made as of (Grant Date) (“Grant Date”) between Avnet, Inc. (“Avnet” or “Company”) and (Participant Name) (“Participant”) pursuant to the Avnet, Inc. 2025 Stock Compensation and Incentive Plan. These Standard Terms and Conditions apply to any nonqualified stock options granted under the Plan.

1.	TERMS OF OPTION

Provided that the Participant has accepted these Standard Terms and Conditions on or before (Acceptance Date), the Company has granted to the Participant a nonqualified stock option (“Option”) to purchase up to (Number of Awards Granted) shares of Avnet’s common stock (“Stock”), at the purchase price per share listed above (“Exercise Price”) and upon the other terms and subject to the conditions set forth in these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions, the term “Company” refers to Avnet and its Subsidiaries.

2.	NON-QUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”).

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date. After the Grant Date, the Option shall be exercisable only to the extent that it becomes vested in accordance with the vesting schedule set forth in the “Distribution Schedule” tab of the Participant’s Fidelity account at www.NetBenefits.Fidelity.com, and subject to the provisions of these Standard Terms and Conditions and the Plan. If the Participant’s employment with the Company terminates, the Option shall cease to be exercisable, except to the extent set forth in Section 4, below.

The vesting period and/or exercisability of an Option may be adjusted by the Administrator to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company.

To exercise the Option (or any part thereof), the Participant shall provide notice to the Company, in a form approved by the Company, specifying the number of whole shares of Stock Participant wishes to purchase, and shall pay the Exercise Price for such Stock.

The Exercise Price and/or any required tax withholding may be paid in cash or by certified or cashiers’ check, by “cashless” exercise methods such as direct share withholding, or by such other method (including transfer of Stock previously owned by the Participant, or broker-assisted Regulation T simultaneous exercise and sale), as the Administrator permits in its sole discretion. Fractional shares of Stock may not be exercised.

Stock will be issued as soon as practical after exercise; provided, however, that the Company shall not be obligated to deliver the Stock if (a) the Participant has not satisfied all applicable tax withholding obligations, (b) the Stock is not properly registered or not subject to an applicable exemption therefrom, (c) the Stock is not listed on the stock exchanges on which the Stock is otherwise listed, or (d) the Company determines that the exercisability of the Option or the delivery of Stock hereunder would violate any federal or state securities or other applicable laws. The Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws. The Participant shall not acquire or have any rights as a shareholder of Avnet until Stock issuable upon exercise of the Option are actually issued and delivered to the Participant in accordance herewith.

4.	EXPIRATION OF OPTION

Except as provided in this Section 4, the Option shall expire and cease to be exercisable as of (Expiration Date) (“Expiration Date”).

A.If the Participant’s employment or service with the Company terminates for any reason other than death, disability, or Retirement (as defined below), the Option shall immediately expire and cease to be exercisable.
B.If the Participant’s employment or service with the Company terminates by reason of Retirement (as defined below) on or after the one-year anniversary of the Grant Date and before the Option has become fully vested, the Option shall continue to vest as set forth in these Standard Terms and Conditions and, subject to the special rules that apply in the event of death (as set forth in Paragraph D below), shall remain exercisable until the earlier of (i) the fifth anniversary of the termination event or (ii) the Expiration Date (unless such Option shall sooner be surrendered for termination or expire). For purposes hereof, a cessation of employment will be treated as a “Retirement” if (and only if) (a) the cessation of employment occurs after (I) the Participant has attained at least age 55 and been credited with at least five years of service with the Company and (II) the combination of the Participant’s age plus years of service is no less than 65; and (b) the Participant has signed a non-competition agreement in a form acceptable to the Company.
C.If the Participant’s employment with or service to the Company terminates or ceases by reason of disability (as determined by the Administrator in its sole discretion), the Option shall remain exercisable only to the extent vested as of such cessation of employment or service and shall cease to be exercisable upon the earlier of (i) three months after the date of the termination event or (ii) the Expiration Date (unless such Option shall sooner be surrendered for termination or expire). Unless the provisions of Section 4.B apply, the provisions of this Section 4.C shall apply to a Participant who has not provided services to the Company for twelve consecutive months due to long-term disability leave.
D.If the Participant’s employment or service with the Company terminates by reason of death or the Participant dies within five years after Retirement from the Company (as defined above), the Option shall be exercisable only to the extent vested as of the date of death and shall cease to be exercisable upon the earliest of (i) the first anniversary of the Participant’s death, (ii) the Expiration Date, or (iii) the fifth anniversary of the Participant’s termination date, as set forth in Paragraph B above.
5.	RESTRICTIONS ON RESALES OF STOCK

The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Stock issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other option holders, (c) requiring acknowledgment and acceptance of these Standard Terms and Conditions, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	TAXES

The Participant acknowledges that the delivery of Stock following exercise of the Option will generally give rise to a withholding tax obligation, and that the issuance of Stock hereunder is conditioned on timely satisfying such withholding obligation. The Participant shall make arrangements satisfactory to the Company for satisfying such withholding obligations. The Administrator, in its sole discretion, may allow the Participant to satisfy all or part of such tax obligation through withholding of Stock otherwise issuable to the Participant; the Participant transferring to the Company non-restricted Stock previously owned by the Participant; and/or allowing the Participant to engage in a broker-assisted Regulation T simultaneous exercise and sale. No provision of the Plan or these Standard Terms and Conditions shall be construed to transfer to the Company or any of its affiliates any responsibility of the Participant to pay any income, employment, excise, or other taxes attributable to the grant or exercise of the Option or the disposition of the underlying Stock.

7.	NON-TRANSFERABILITY OF OPTION

Except to the extent permitted by Section 4.D and this Section 7, the Option shall be exercisable during the Participant’s lifetime only by the Participant. The Option may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by testamentary disposition by the Participant or the laws of descent and distribution, or (ii) to the extent otherwise permitted by the Plan, if (and only if) approved by the Administrator in its sole discretion.

8.	THE PLAN; DEFINED TERMS; ENTIRE AGREEMENT

In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan, and the rules of construction set forth in the Plan shall also apply to these Standard Terms and Conditions.

These Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded.

9.	LIMITATION OF INTEREST IN STOCK SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any Stock allocated or reserved for the purpose of the Plan or subject to these Standard Terms and Conditions, except as to such Stock, if any, that have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, these Standard Terms and Conditions, or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service or limit in any way the Company’s right to terminate the Participant’s employment or service at any time and for any reason. As this grant was made in the absolute discretion of management and the Administrator, receipt of this Option does not confer upon the Participant any right to future awards or participation in any equity compensation program.

Neither the award of this Option nor any Stock issuable pursuant thereto shall be included in compensation for purposes of determining the amount payable to or on behalf of the Participant under any pension, savings, retirement, life insurance, or other employee or director benefits arrangement of the Company, unless otherwise determined by the plan sponsor.

10.	GENERAL

If any provision of these Standard Terms and Conditions is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

The Participant acknowledges that a copy of the Plan, the Plan prospectus, and Avnet’s most recent annual report to its shareholders has been delivered to the Participant.

The Plan and these Standard Terms and Conditions shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

All questions arising under the Plan and these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and these Standard Terms and Conditions; all such determinations shall be binding upon the Participant.